Exhibit 99.1
AdvanSix.com
News Release

ADVANSIX ANNOUNCES FIRST QUARTER 2018 FINANCIAL RESULTS

Sales of $359 million, down 5% versus prior year

Cash Flow from Operations of $44 million, up $13 million versus prior year

Earnings Per Share of $0.37, down $0.51 versus prior year

Board of Directors authorizes $75 million share repurchase program

Parsippany, N.J., May 4, 2018 - AdvanSix (NYSE: ASIX) today announced its financial results for the first quarter ending March 31, 2018. The Company successfully managed through the previously disclosed weather-related production issue at its Hopewell, Va. facility ("1Q18 weather-related event") and generated improved cash flow.

First Quarter 2018 Highlights

•	Sales down 5% versus prior year, including 8% volume decline as a result of the 1Q18 weather-related event, 2% favorable impact of market-based pricing, and 1% higher raw material pass-through pricing

•
1Q18 weather-related event resulted in an approximately $30 million unfavorable impact to pre-tax income, as previously disclosed, including the unfavorable impact of fixed cost absorption, maintenance expense and incremental raw material costs, in addition to lost sales

•	Net Income of $11.6 million, a decrease of $15.7 million versus the prior year

•	EBITDA of $30.8 million, a decrease of $26.3 million versus the prior year

•	Cash Flow from Operations of $44.1 million, an increase of $12.9 million versus the prior year

•	Free Cash Flow of $13.4 million, an increase of $15.4 million versus the prior year

“This quarter's results again demonstrate our ability to navigate a dynamic environment and highlight the resiliency of our organization. We successfully managed weather-related temporary production challenges, maintained our focus on safe operations and generated higher free cash flow. We also captured the benefit of improved market-based pricing this quarter, supported by a continued favorable supply and demand environment for our product lines overall,” said Erin Kane, president and CEO of AdvanSix.

Summary first quarter 2018 financial results for the Company are included below:
First Quarter 2018 Results

($ in Thousands, Except Earnings Per Share)	1Q 2018	1Q 2017
Sales	$359,238	$376,704
Net Income	11,593	27,293
Earnings Per Share (Diluted)	$0.37	$0.88
EBITDA (1)	30,790	57,076
EBITDA Margin % (1)	8.6%	15.2%
Cash Flow from Operations	44,067	31,206
Free Cash Flow (1)(2)	13,354	(2,008)

(1)	See “Non-GAAP Measures” included in this press release for non-GAAP reconciliations

(2)	Net cash provided by operating activities less capital expenditures

Sales volume in the quarter decreased 8% versus the prior year due to the unfavorable impact from the 1Q18 weather-related event. Pricing overall increased 3% versus the prior year, including a 1% favorable impact from raw material pass-through pricing driven by increases in benzene and propylene (inputs to cumene which is a key feedstock to our products) costs. Market-based pricing was favorable by 2% compared to the prior year with improved industry supply and demand dynamics in our nylon and chemical intermediates product lines.

Sales by product line represented the following approximate percentage of our total sales:

	1Q 2018	1Q 2017
Nylon	28%	29%
Caprolactam	18%	21%
Ammonium Sulfate Fertilizers	19%	18%
Chemical Intermediates	35%	32%

EBITDA of $30.8 million in the quarter decreased $26.3 million from EBITDA of $57.1 million in the prior year primarily due to the approximately $30 million unfavorable impact of the 1Q18 weather-related event, partially offset by favorable market-based pricing.

Cash flow from operations of $44.1 million in the quarter increased $12.9 million versus the prior year primarily due to the favorable impact of changes in working capital, partially offset by lower net income and a reduction of deferred taxes. Capital expenditures of $30.7 million in the quarter decreased $2.5 million versus the prior year.

Outlook

•	Current favorable nylon industry conditions expected to continue; Late start to North America planting season impacts timing of fertilizer application

•	Full year 2018 planned plant turnarounds expected to be consistent with historical levels in total ($30 to $35 million pre-tax income impact)

•	Capital Expenditures expected to be $110 to $120 million for the full year 2018, including $20 to $30 million incremental investment toward high-return growth and cost savings project pipeline

•	Board of Directors authorized the Company to repurchase up to $75 million of its common stock as part of its capital deployment strategy

“We continue to position the Company for strong operational and financial performance for years to come. We are focused on delivering strong results for the remainder of 2018, while increasing our investment in high-return growth and cost savings projects for sustained long-term performance. Additionally, our first share repurchase authorization demonstrates confidence in our continued cash flow generation and our commitment to delivering value to our shareholders,” added Kane.

Conference Call Information
AdvanSix will discuss its results during its investor conference call today starting at 9:00 a.m. ET. To participate on the conference call, dial (844) 855-9494 (domestic) or (412) 858-4602 (international) approximately 10 minutes before the 9:00 a.m. ET start, and tell the operator that you are dialing in for AdvanSix’s first quarter 2018 earnings call. The live webcast of the investor call as well as related presentation materials can be accessed at http://investors.advansix.com. Investors can hear a replay of the conference call from 12 noon ET on May 4 until 12 noon ET on May 11 by dialing (877) 344-7529 (domestic) or (412) 317-0088 (international). The access code is 10118643.

About AdvanSix
AdvanSix is a leading manufacturer of Nylon 6, a polymer resin which is a synthetic material used by our customers to produce engineered plastics, fibers, filaments and films that, in turn, are used in such end-products as automotive and electronic components, carpets, sports apparel, fishing nets and food and industrial packaging. As a result of our backward integration and the configuration of our manufacturing facilities, we also sell caprolactam, ammonium sulfate fertilizer, acetone and other intermediate chemicals, all of which are produced as part of our Nylon 6 integrated manufacturing chain. More information on AdvanSix can be found at http://www.advansix.com.

Forward Looking Statements
This release contains certain statements that may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, that address activities, events or developments that our management intends, expects, projects, believes or anticipates will or may occur in the future are forward-looking statements. Forward-looking statements may be identified by words like "expect," "anticipate," "estimate," “outlook”, "project," "strategy," "intend," "plan," "target," "goal," "may," "will," "should" and "believe" or other variations or similar terminology. Although we believe forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results or performance of the company to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: general economic and financial conditions in the U.S. and globally; growth rates and cyclicality of the industries we serve; the impact of scheduled turnarounds and significant unplanned downtime and interruptions of production or logistics operations as a result of mechanical issues or other unanticipated events such as fires, severe weather conditions, and natural disasters; price fluctuations and supply of raw materials; our operations requiring substantial capital; failure to develop and commercialize new products or technologies; loss of significant customer relationships; adverse trade and tax policies; extensive environmental, health and safety laws that apply to our operations; hazards associated with chemical manufacturing, store and transportation; litigation associated with chemical manufacturing and our business operations generally; inability to acquire and integrate businesses, assets, products or technologies; protection of our intellectual property and proprietary information; prolonged work stoppages as a result of labor difficulties; cybersecurity incidents; failure to maintain effective internal controls; our inability to achieve some or all of the anticipated benefits of the spin-off from Honeywell including uncertainty regarding qualification for expected tax treatment and indebtedness incurred in connection with the spin-off; fluctuations in our stock price; and tax reform or other changes in laws or regulations applicable to our business. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Such forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by such forward-looking statements. We identify the principal risks and uncertainties that affect our performance in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017.

Non-GAAP Financial Measures
This press release includes certain non-GAAP financial measures intended to supplement, not to act as substitutes for, comparable GAAP measures. Reconciliations of non-GAAP financial measures to GAAP financial measures are provided in this press release. Investors are urged to consider carefully the comparable GAAP measures and the reconciliations to those measures provided. Non-GAAP measures in this press release may be calculated in a way that is not comparable to similarly-titled measures reported by other companies.

# # #

Contacts:
Media	Investors
Debra Lewis	Adam Kressel
(973) 526-1767	(973) 526-1700
debra.lewis@advansix.com	adam.kressel@advansix.com

AdvanSix Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	March 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$29,352	$55,432
Accounts and other receivables – net	162,910	196,003
Inventories – net	124,635	129,208
Other current assets	5,690	7,130
Total current assets	322,587	387,773

Property, plant and equipment – net	615,498	612,612
Goodwill	15,005	15,005
Other assets	37,391	34,884
Total assets	$990,481	$1,050,274

LIABILITIES
Current liabilities:
Accounts payable	$195,699	$227,711
Accrued liabilities	25,382	35,013
Income taxes payable	817	1
Deferred income and customer advances	17,126	17,194
Line of credit – short-term	37,600	—
Current portion of long-term debt	—	16,875
Total current liabilities	276,624	296,794

Deferred income taxes	94,017	92,276
Line of credit – long-term	192,400	—
Long-term debt	—	248,339
Postretirement benefit obligations	33,629	33,396
Other liabilities	3,983	3,144
Total liabilities	600,653	673,949

STOCKHOLDERS' EQUITY
Common stock, par value $0.01; 200,000,000 shares authorized; 30,508,322 shares issued and 30,499,327 outstanding at March 31, 2018; 30,482,966 shares issued and outstanding at December 31, 2017	305	305
Preferred stock, par value $0.01; 50,000,000 shares authorized and 0 shares issued and outstanding at March 31, 2018 and December 31, 2017	—	—
Treasury stock at cost (8,995 shares at March 31, 2018; 0 shares at December 31, 2017)	—	—
Additional paid-in capital	264,992	263,081
Retained earnings	133,168	121,985
Accumulated other comprehensive loss	(8,637)	(9,046)
Total stockholders' equity	389,828	376,325
Total liabilities and stockholders' equity	$990,481	$1,050,274

AdvanSix Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended March 31,
	2018	2017
Sales	$359,238	$376,704

Costs, expenses and other:
Costs of goods sold	321,320	313,896
Selling, general and administrative expenses	19,213	16,770
Other non-operating expense (income), net	3,546	1,797
	344,079	332,463

Income before taxes	15,159	44,241
Income taxes	3,566	16,948
Net income	$11,593	$27,293

Earnings per common share
Basic	$0.38	$0.90
Diluted	$0.37	$0.88

Weighted average common shares outstanding
Basic	30,488,601	30,482,966
Diluted	31,285,365	30,894,254

AdvanSix Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in thousands)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net income	$11,593	$27,293
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,542	11,296
Loss on disposal of assets	311	534
Deferred income taxes	1,741	11,706
Stock based compensation	2,281	1,684
Accretion of deferred financing fees	1,480	148
Changes in assets and liabilities:
Accounts and other receivables	33,092	(36,295)
Inventories	4,573	16,941
Accounts payable	(16,468)	(176)
Income taxes payable	816	5,152
Accrued liabilities	(9,631)	(2,823)
Deferred income and customer advances	(68)	(5,860)
Other assets and liabilities	1,805	1,606
Net cash provided by operating activities	44,067	31,206

Cash flows from investing activities:
Expenditures for property, plant and equipment	(30,713)	(33,214)
Other investing activities	(1,002)	(121)
Net cash used for investing activities	(31,715)	(33,335)

Cash flows from financing activities:
Payment of long-term debt	(266,625)	—
Borrowings from line of credit	246,000	167,500
Payments of line of credit	(16,000)	(167,500)
Payment of line of credit fees	(1,362)	—
Principal payments under capital lease	(75)	(42)
Purchase of treasury shares	(370)	—
Net cash used for financing activities	(38,432)	(42)

Net decrease in cash and cash equivalents	(26,080)	(2,171)
Cash and cash equivalents at beginning of period	55,432	14,199
Cash and cash equivalents at the end of period	$29,352	$12,028

Supplemental non-cash investing activities:
Capital expenditures included in accounts payable	$9,753	$14,295

AdvanSix Inc.
Non-GAAP Measures
(Dollars in thousands)

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended March 31,
	2018	2017

Net cash provided by operating activities	$44,067	$31,206
Expenditures for property, plant and equipment	(30,713)	(33,214)
Free cash flow (1)	$13,354	$(2,008)

(1) Free cash flow is a non-GAAP measure and defined as Net cash provided by operating activities less Expenditures for property, plant and equipment

The Company believes that this metric is useful to investors and management as a measure to evaluate our ability to generate cash flow from business operations and the impact that this cash flow has on our liquidity.

Reconciliation of Net Income to EBITDA

	Three Months Ended March 31,
	2018	2017

Net income	$11,593	$27,293
Interest expense, net	3,089	1,539
Income taxes	3,566	16,948
Depreciation and amortization	12,542	11,296
EBITDA (2)	$30,790	$57,076

Sales	$359,238	$376,704
EBITDA margin (3)	8.6%	15.2%

(2) EBITDA is a non-GAAP measure and defined as Net Income before Interest, Income Taxes, Depreciation and Amortization
(3) EBITDA margin is defined as EBITDA divided by Sales

The Company believes these non-GAAP financial measures provide meaningful supplemental information as they are used by the Company’s management to evaluate the Company’s operating performance, enhance a reader’s understanding of the financial performance of the Company, and facilitate a better comparison among fiscal periods and performance relative to its competitors, as these non-GAAP measures exclude items that are not considered core to the Company’s operations.